Exhibit 99.1

News
For Immediate Release

EP Energy Reports First Quarter 2014 Operating Results Above Expectations and Increases Oil Production Outlook

HOUSTON, TEXAS, May 7, 2014—EP Energy Corporation (NYSE:EPE, “EP Energy”) today reported first quarter 2014 financial and operational results for the company.

Key first quarter 2014 highlights include:

•            Record oil production of 49.1 thousand barrels per day (MBbls/d) — a 59 percent increase in oil production from 1Q’13

•            $357 million adjusted earnings before interest and debt expense, income taxes, depreciation, depletion and amortization, and exploration expense (Adjusted EBITDAX)  — a 32 percent increase from 1Q’13; and a 58 percent increase from 1Q’13  before considering the impact of hedge settlements(1)

•            $0.18 adjusted earnings per share (Adjusted EPS)

•            $1.20 discretionary cash flow per share

•            Wolfcamp B/C development continues to outperform type curve

•            Updated 2014 production outlook resulting from stronger than expected oil volume growth

•            In April — Successful acquisition of additional Wolfcamp acreage and announcement of non-core asset divestiture

“We are pleased to start the year with a very strong quarter,” said Brent Smolik, chairman, president and chief executive officer of EP Energy Corporation.  “Our operational success and strong cash generation continued as we grew our core business and improved performance.  As a result of our strong start, we’ve raised our oil production outlook for the year.  We are encouraged by results in our three high-margin oil programs, including our Wolfcamp program where we recently announced the acquisition of approximately 37,000 acres of highly prospective land contiguous to our current position.

“We will continue to invest our entire $2 billion capital budget in our core oil-focused programs, where we have many exciting developments currently underway to further enhance the value of our asset portfolio.  We believe we have the leadership experience and technical expertise to continue to improve performance, grow our business, and increase value.”

EP Energy reported $0.18 Adjusted EPS and $1.20 discretionary cash flow per share for the first quarter 2014.  Adjusted EBITDAX for the first quarter of 2014 was $357 million, up significantly from $270 million in the first quarter of 2013 due primarily to higher oil volumes which also contributed to higher cash unit margins for the first quarter of 2014.

During the first quarter of 2014, the company completed a record 66 wells and average daily oil production increased 59 percent to 49.1 MBbls/d of oil, up from 30.8 MBbls/d in the first quarter of 2013.  All three core oil programs contributed to this growth.  Total equivalent production grew to 94.7 Mboe/d, up from 83.9 Mboe/d in the same period last year.

Eagle Ford Program

In the first quarter of 2014, the company completed 35 wells in the oil window of LaSalle County in its Eagle Ford program and grew oil production to a record 31.6 MBbls/d, a 55 percent increase compared with the same period in 2013.  Total equivalent production was 46.5 Mboe/d, a 50 percent increase compared with the same period in 2013.

The company has commenced its 40-acre down-spacing test and expects to have results later this year.  In addition, the company continues to evolve its completion techniques to test more fracturing stages, different perforation designs and higher proppant volumes to further enhance recoveries and well economics.

Wolfcamp Program

In the first quarter of 2014, the company completed 20 wells in its Wolfcamp program and produced a record 7.2 MBbls/d of oil in the first quarter of 2014, a 380 percent increase compared with the same period in 2013.  Total equivalent production of 11.9 MBoe/d was 396 percent higher than the first quarter of 2013 continuing the program’s significant growth.

The company continues to realize significantly higher well performance from its combined Wolfcamp B and C horizontal well development plan.  EP Energy has completed 29 wells utilizing this approach which have an average initial 30-day production rate of 549 barrels of oil equivalent per day, significantly above the current Wolfcamp type curve.  The company added a fourth drilling rig to the program late in the first quarter. In addition, EP Energy plans to begin drilling its first Wolfcamp A wells in the second quarter and expects to announce results later this year.

As previously announced in April, EP Energy acquired approximately 37,000 acres within the Wolfcamp program adding 475 drilling locations and increasing total estimated net resources by approximately 143 MMboe.  This transaction is expected to be accretive to net asset value and cash flow per share.  The acquisition is being funded by the announced sale of non-core assets with estimated annual production of approximately 21 MMcfe/d, approximately 85 percent natural gas, that EP Energy expects to close in the second quarter of 2014.

Altamont Program

In the first quarter of 2014, the company completed 11 wells.  First quarter 2014 oil production was 9.8 MBbls/d, a 24 percent increase compared with the same period in 2013. Total equivalent production was 13.4 Mboe/d, a 22 percent increase compared with the same period in 2013. In 2014, the company increased its rail capacity out of the basin to approximately 20 percent of its current production. The company continues to evaluate infill opportunities on its Altamont acreage.

2014 Outlook

As a result of continued success in the company’s oil programs, EP Energy has increased its estimated oil production for the year and now expects to produce 52 to 55 MBbls/d with an overall growth rate expected to be more than 45 percent above 2013, at the midpoint of estimates. Total equivalent production is expected to produce 93.5 to 99.5 Mboe/d with an overall growth rate expected to be approximately 19 percent above 2013, at the midpoint of estimates, after the impact of the previously announced non-core gas asset divestiture.(2)

Commodity Hedges

EP Energy has significant commodity price protection in 2014 with 95 percent of its estimated oil production hedged at $97.79 per barrel.  With a combination of fixed price swaps and basis hedges, the company has an effective floor price of approximately $100 on more than 50 percent of estimated 2014 Eagle Ford production.  EP Energy also has approximately 100 percent of estimated 2014 natural gas production hedged at $4.02 per MMBtu this year.

The company also has fixed price hedges on 21.0 MMBbl and 11.8 MMBbl of oil in 2015 and 2016, respectively at average floor prices of $91.19 per Bbl and $90.47 per Bbl in 2015 and 2016, respectively.

Detailed financial and operational information for the company will be posted at www.epenergy.com in the Investors Center section.

(1) Impacts from cash settlements and premiums relating to financial derivatives were a payment of $25 million and the receipt of $28 million in Q1 2014 and Q1 2013, respectively.  Excluding this impact, Adjusted EBITDAX in Q1 2014 was $382 million, compared with $242 million Adjusted EBITDAX in Q1 2013.

(2) The equivalent volume estimate and growth rate includes the impact of the Q2 2014 divestiture of non-core gas assets, which will be treated as discontinued operations beginning in Q2 2014.  As a result, full year 2014 annual average production of approximately 3.5 Mboe/d (85 percent gas) from these assets will be excluded from reported volumes and guidance, and full year 2013 reported volumes will be reduced by approximately 4.9 Mboe/d.  The impact on reported oil production from discontinued operations is expected to be minimal.

Note: Data throughout this release is pro forma for completed domestic asset sales prior to March 31, 2014, the sale of the company’s equity interest in Four Star Oil & Gas Company (Four Star) completed in 2013, and the sale of the company’s Brazil operations which is anticipated to close in 2014.  See Disclosure of Non-GAAP Financial Measures section of this release for applicable reconciliations to GAAP terms.

Webcast Information

EP Energy has scheduled a webcast at 9 a.m. Eastern Time, 8 a.m. Central Time, on May 8, to discuss its first quarter financial and operational results.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  Materials to be discussed during the webcast, including investor slides and a financial and operational reporting package for the quarter ended March 31, 2014, will be available in the Investor Center one hour prior to the webcast.  A limited number of telephone lines will be available to participants by dialing 877-870-4263 (conference ID# 10043552) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available on the company’s website in the Investor Center, or by calling 877-344-7529 (conference ID# 10043552), through May 30, 2014.

About EP Energy

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives. As a leading North American oil and natural gas producer, EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in fast-emerging unconventional resource areas. EP Energy is active in all phases of the E&P value chain—exploring for, acquiring, developing and producing oil and natural gas. For more information about EP Energy, visit epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

Adjusted EPS is defined as diluted earnings per share adjusted for certain items that EP Energy considers to be significant to understanding our underlying performance for a given period. Adjusted EPS is useful in analyzing the company’s on-going earnings potential and understanding certain significant items impacting the comparability of EP Energy’s results. Adjusted EPS is earnings per share from continuing operations adjusted for the impact of financial derivatives (mark-to-market effects of financial derivatives, cash settlements and premiums paid or received related to these derivatives), transition and restructuring costs, fees paid to affiliates of Apollo Global Management LLC, Riverstone Holdings LLC, Access Industries and Korea National Oil Corporation, collectively the Sponsors, and losses on extinguishment of debt.

Below is a reconciliation of Adjusted EPS to our net loss per share:

	Quarter ended March 31, 2014
	Pre-Tax	After-Tax	Diluted EPS
	($ in millions, except earnings per share amounts)
Net loss		$(90)	$(0.38)
Income from discontinued operations		(9)	(0.04)
Loss from continuing operations		$(99)	$(0.42)

Adjustments(1)
Impact of financial derivatives(2)	$110	$72	$0.30
Transition, restructuring costs, and fees paid to Sponsors (3)	91	59	0.25
Loss on extinguishment of debt	17	11	0.05
Total adjustments	$218	$142	$0.60

Adjusted EPS(4)			$0.18

(1) All adjustments assume a 35 percent statutory rate.

(2) Represents mark-to-market, cash settlements and premiums related to financial derivatives.

(3) Represents transaction, management, and other fees paid to the Sponsors as well as restructuring costs and transition costs.

(4) Reflects basic and fully diluted weighted average shares of approximately 238 million for the quarter ended March 31, 2014.

EBITDAX is defined as income (loss) from continuing operations plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period, for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, cash settlements and premiums paid or received related to these derivatives), equity earnings from our investment in Four Star (sold in September 2013), non-cash compensation expense, transition and restructuring costs, fees paid to Sponsors, and losses on extinguishment of debt.

Below is a reconciliation of our EBITDAX and Adjusted EBITDAX to our loss from continuing operations:

	Quarters ended March 31,
	2014	2013
	(in millions)
Net loss	$(90)	$(114)
Income from discontinued operations, net of tax	(9)	(26)
Loss from continuing operations	(99)	(140)
Income tax benefit	(56)	—
Interest expense, net of capitalized interest	79	92
Depreciation, depletion and amortization	198	125
Exploration expense	8	13
EBITDAX	130	90
Mark-to-market on financial derivatives(1)	135	131
Cash settlements and premiums on financial derivatives(2)	(25)	28
Income from unconsolidated affiliate(3)	—	(2)
Non-cash compensation expense(4)	9	13
Transition, restructuring costs, and fees paid to Sponsors(5)	91	9
Loss on extinguishment of debt(6)	17	1
Adjusted EBITDAX	$357	$270

(1) Represents the income statement impact of financial derivatives.

(2) Represents actual cash settlements received/ (paid) related to financial derivatives, including cash premiums. For the quarters ended March 31, 2014 and 2013 we received less than $1 million and approximately $8 million, respectively, of cash premiums.

(3) Reflects the elimination of equity income recognized from Four Star, net of amortization of our purchase cost in excess of our equity interest in the underlying net assets, as a result of the sale of Four Star in September 2013.

(4) Represents the non-cash portion of compensation expense.

(5) Represents transaction, management and other fees paid to the Sponsors as well as restructuring and transition costs..

(6) Represents the loss on extinguishment of debt recorded related to retirement of the PIK toggle note in 2014.

Discretionary Cash Flow and Discretionary Cash Flow per Share are non-GAAP measures calculated using net income (loss) adjusted for certain items including depreciation, depletion and amortization, the impact of derivatives (mark-to-market effects of financial derivatives, cash settlements and premiums paid or received related to these derivatives), transaction, restructuring and fees paid to Sponsors, deferred income taxes, non-cash exploration expense, and other non-cash income items.  The table below reconciles Discretionary Cash Flow to net cash provided by operating activities under GAAP.  We have presented Discretionary Cash Flow and Discretionary Cash Flow per Share because management believes that they provide useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for unusual items to allow for a more consistent comparison from period to period. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Below is a reconciliation of Discretionary Cash Flow to our net loss and operating cash flow:

Quarter ended March 31, 2014
Net loss	$(90)
Depreciation, depletion and amortization	198
Impact of financial derivatives (1)	110
Transition, restructuring, and fees paid to Sponsors (2)	91
Deferred income taxes	(51)
Non-cash exploration expense	7
Other Non-cash income items	21
Discretionary Cash Flow	$286

Discretionary Cash Flow per Share (3)	$1.20

Discretionary Cash Flow	$286
Transition, restructuring costs, and fees paid to Sponsors (2)	(91)
Working capital and other changes	28
Net cash provided by operating activities	$223

(1) Represents mark-to-market, cash settlements and premiums related to financial derivatives

(2) Represents transition and restructuring costs, and fees paid to the Sponsors

(3) Reflects basic and fully diluted weighted average shares of approximately 238 million for the quarter ended March 31, 2014.

We believe that the presentation of Adjusted EPS, EBITDAX, and Adjusted EBITDAX is important to provide management and investors with (i) additional information to evaluate our ability to service debt, adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) an important supplemental indicator of the operational performance of our business, (iii) an additional criterion for evaluating our performance relative to our peers, (iv) additional information to measure our liquidity (before cash capital requirements and working capital needs) and (v) supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. We believe that the presentation of Discretionary Cash Flow and Discretionary Cash Flow per Share is important because it provides management and investors with useful additional information for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions as well as adjusting net income (loss) for unusual items to allow for a more consistent comparison from period to period. In addition, the Company believes that this measure is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EPS, EBITDAX, Adjusted EBITDAX, Discretionary Cash Flow and Discretionary Cash Flow per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP or as an alternative to net income, income (loss) from continuing operations, operating income, earnings (loss) per share, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. For example, our presentation of Adjusted EPS, EBITDAX, Adjusted EBITDAX, Discretionary Cash Flow and Discretionary Cash Flow per Share may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of EBITDAX, Adjusted EBITDAX, Discretionary Cash Flow and Discretionary Cash Flow per Share should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual or non-recurring items or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forwardlooking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors and suppliers; changes in commodity prices and basis differentials for oil and natural gas; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; political and currency risks associated with international operations of the company; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com